Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION ANNOUNCES SECOND

QUARTER RESULTS

Portland, Maine, February 8, 2010 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) reported consolidated net income of $1.6 million ($.03 per share) on gross revenues of $9.7 million for its fiscal second quarter ended December 31, 2009, as compared to a net loss of $525,000 (($.01) per share) on revenues of $5.2 million in last year’s second quarter. Working capital was $52.6 million at December 31, 2009, an increase of $21.2 million over the same period last year.

For the six-month period ended December 31, 2009, the Company reported net income of $295,000 ($.01 per share) on $18.6 million in revenues, compared to net income of $983,000 ($.02 per share) on revenues of $15.6 million in the prior period last year.

Magellan’s President and Chief Executive Officer, William H. Hastings said “results for the second fiscal quarter represent an improvement over last year and last quarter. Revenues and profits were up over last year’s quarter due mostly to stronger energy prices, exchange rate fluctuation, and reduced production costs. Some of the Cooper Basin asset sales were completed during the quarter. Taken as a whole, Cooper Basin asset sales will generate a gain for the year of approximately $5.9 million including the impairment loss recorded this quarter of $1.6 million. The remaining gain will be recorded next quarter.

Also during the quarter, the Company reported an $800,000 gain on the sale of stock in an Australian Stock Exchange listed Company and a non-cash charge of $986,000 related to the increase in the value of the warrants issued to Young Energy Prize S.A. (YEP). This non-cash revaluation is driven by the increase in our share price.”

Mr. Hastings added, “We continue to refocus the business model with the objective of gaining operating control of substantive, high potential, assets. The first step, the acquisition of the Poplar Dome structure is complete. Other plans remain active. Our current, smaller scale, non-operated positions have been sold at value. Over time, all of this activity may mean the addition of new equity partners and/or the generation of new operating partnerships with major Companies. Magellan is drawing upon the lengthy experience of its new management in pulling together these partnerships and creating value for shareholders.

Recent activity and initiatives to-date are summarized here:

•

We completed our first private investment transaction with YEP and signed a significant Heads of Agreement and an Exclusivity Agreement with a major methanol producer that has resulted in the initiation of feasibility work and commercial negotiations which may result in the construction of material methanol operations in or around the Darwin, NT, Australia area. The methanol plans are driven by market growth in Asia where recent mandates have led to increased use of methanol as vehicle fuel and increased use of DME (Dimethyl Ether), a methanol derivative to augment supply for LPG systems already in place. Negotiations under the terms of the Methanol Heads of Agreement, toward a substantive long-term arrangement, are active now.

•

The Company acquired an 83.5% ownership position as the Operator of Montana oil fields with significant remaining oil in place. The thrust of this acquisition is to upgrade primary recovery operations and to closely review the development of a tertiary recovery plan related to the wide availability of excess CO2.

•	Negotiations with new partners for the Montana operations, toward that efficient redevelopment program and an AMI (area of mutual interest), are active now.

•	We completed the sale of assets in the Cooper Basin, Australia. The assets were sold at value and the proceeds will be redirected into current initiatives.

•

Ongoing discussions continue on developing a consolidated, single operations group for our Palm Valley and Mereenie asset position. We believe that success in these programs will result in material long-term expense reduction.

•

Gas sales discussions for near and longer term Mereenie volumes remain fluid. Mereenie volumes have flowed in the 20-25TJ/d (gross interest) range, however, increased volumes from Blacktip are entering the natural gas pipeline system. Efforts to resolve the situation on a longer-term basis continue and we expect to have more concise news over the next 3 to 6 month period as key operational performance facts on the pipeline and for the new supply become clear.

•

In the Weald Basin, United Kingdom, Magellan (40% interest) will participate in the Markwell Woods-1well. Given recent severe winter conditions in the UK, this well is expected to spud late in the first quarter or early in the second quarter of 2010. The Havant-1well is to be drilled immediately following the end of drilling operations at Markwells Wood-1.”

The following is a discussion of the financial results for the three and six months ended December 31, 2009.

Quarter Ended December 31, 2009

Oil revenue increased 72% to $3.2 million in 2009 from $1.8 million in 2008. This increase is due to a 19% increase in the average price per barrel and a 35% increase in the average exchange rate, partially offset by a 27% decrease in barrels sold.

Gas revenue increased to $5.6 million in 2009 from $3.0 million in 2008. Gas sales by volume were down 19% compared to 2008 due to natural declines and limited takes from other suppliers, but the average price per mcf increased 75% as full volumes were flowing under the new MSA4 Gas Sales Agreement. Also the average exchange rate increased by 35%.

Exploration and dry hole costs decreased to $318,000 from $544,000 in 2008. This decrease was primarily due to prior year seismic data costs of $248,000 not incurred in the current year, partially offset by the 35% increase in the average exchange rate.

Salaries and employee benefits increased to $1 million in 2009 from $348,000 in 2008. This increase is due to non cash expenses related to employee stock options, the addition of new personnel at Magellan and the 35% increase in the exchange rate.

Depletion, depreciation and amortization decreased in 2009 to $1.5 million from $2.0 million in 2008. The decrease is due to lower depletable basis, as depletion is greater than new spending, partially offset by the 35% increase in the exchange rate.

Shareholder communications costs increased to $224,000 from $123,000 in 2008 primarily due to the timing of the 2009 annual meeting which was held in December 2009, compared to the 2008 meeting held in May and Nasdaq listing fees of $65,000 incurred due to the YEP transaction.

(Gain) loss on the sale of assets increased by $1.1 million in 2009 due to the gain recorded in 2009 on the sale of MPAL’s Aldinga oil field and certain exploration licenses.

Impairment loss increased in 2009 due to the impairment loss recorded in 2009 on MPAL’s Udacha assets.

Other administrative expenses increased to $1.7 million from $524,000 due to the exchange rate losses on US. dollar cash held by MPAL ($160,000), a 2008 exchange rate gain that did not occur in 2009 ($428,000), increased directors’ fees including the addition of two new directors ($138,000), increased consulting costs ($152,000), increased travel costs ($121,000), and the 35% increase in the average exchange rate.

Warrant expense relates to the increase in the fair value of the YEP warrants at December 31, 2009. The fair value of the warrants at December 31, 2009 was $4,504,013. These warrants did not exist in 2008.

Income tax provision decreased due to a decrease in the effective tax rate from the prior quarter which reduced the tax provision. The decrease in the effective tax rate was due to a change in estimated profit and loss projections for the fiscal year which did not affect permanent non-taxable items in the same proportion as in the first fiscal quarter. In the prior year, the effective tax rate increased from the previous quarter which created a positive adjustment to the provision

Six Months Ended December 31, 2009

Oil revenue decreased 21% to $5.9 million in 2009 from $7.5 million in 2008. This decrease is due to a 14% decrease in production and a 30% decrease in the average price per barrel partially offset by an 11% increase in the average exchange rate.

Gas revenue increased to $11 million in 2009 from $7.3 million in 2008. Gas sales by volume were down 16% compared to 2008 due to natural declines and limited takes from other suppliers, but the average price per mcf increased 74%. Also the average exchange rate increased by 11%.

Exploration and dry hole costs decreased to $657,000 from $1.3 million in 2008. This decrease was primarily due to prior year seismic data costs of $248,000 not incurred in the current year, partially offset by the 11% increase in the average exchange rate.

Salaries and employee benefits increased to $2.8 million in 2009 from $814,000 in 2008. This increase is mostly due to the payment of employee termination costs ($993,000), non cash expense related to employee stock options ($616,000), the addition of new personnel at Magellan ($256,000), the acquisition of Nautilus ($84,000), and the 11% increase in the average exchange rate.

Depletion, depreciation and amortization decreased in 2009 to $2.75 million from $4.6 million in 2008. The decrease is due to lower depletable basis, as depletion is greater than new spending, partially offset by the 11% increase in the exchange rate.

Auditing, accounting and legal services increased in 2009 to $777,000 from $690,000 in 2008 primarily due to increased fees relating to the YEP equity investment and the acquisition of Nautilus .

Shareholder communications costs increased to $302,000 from $213,000 in 2008 primarily due to the timing of the 2009 annual meeting which was held in December 2009, compared to the 2008 meeting held in May 2009 and Nasdaq listing fees of $65,000 incurred due to the YEP transaction.

(Gain) loss on the sale of assets increased by $1.1 million in 2009 due to the gain recorded in 2009 on the sale of MPAL’S Aldinga oil field and certain exploration licenses.

Impairment loss increased in 2009 due to the impairment loss recorded in 2009 on MPAL’s Udacha assets.

Other administrative expenses increased to $4.0 million from$1.3 million due to the exchange rate losses on the U.S. dollar cash held by MPAL ($1,182,000), a 2008 exchange rate gain that did not occur in 2009 ($402,000), reimbursement of closing costs of the YEP equity investment ($440,000), increased directors’ fees including the addition of two new directors ($176,000), increased travel costs ($311,000), increased office rent ($148,000) and the 11% increase in the average exchange rate.

Warrant expense relates to the increase in the fair value of the YEP warrants at December 31, 2009. The fair value of the warrants at December 31, 2009 was $4,504,013. These warrants did not exist in 2008.

Income tax provision decreased primarily due to a decrease in income before income taxes compared to the same period last year.

Gas Contract

MPAL’s major customer, Gasgo Pty. Ltd., a subsidiary of Power and Water Corporation (“PWC”) of the Northern Territory has contracted with Eni Australia for the supply of PWC’s Northern Territory gas demand requirement for twenty five years. The follow-on production schedule and timing is not yet available to us. The principal Mereenie contracts of MPAL and Santos (“Mereenie Producers”) expired in January and June 2009. Supply obligations ceased in June 2009, however, there is a reasonable endeavor obligation to supply certain of PWC’s requirements through December 31, 2010. The Mereenie Producers will continue to supply PWC’s gas demand on a reasonable endeavors basis to augment Blacktip production as required until December 31, 2010. MPAL is actively pursuing gas sales for the remaining uncontracted reserves.

Unless MPAL is able to sell uncontracted gas, including reasonable endeavors gas not taken by PWC, its revenues will begin to decline substantially in 2010. Mereenie gas sales were approximately $9.8 million (net of royalties) or 90% of total gas sales for the six months ended December 31, 2009 and $6.0 million (net of royalties) or 84% of total gas sales for the six months ended December 31, 2008.

Forward Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties and profitable integration of acquired businesses, including Nautilus Poplar LLC, into the company’s operations. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Comparative, consolidated results for the three and six month periods are shown in the following consolidated statements of operations:

Contact: William H. Hastings, President and CEO of Magellan, (207) 619-8501

Daniel J. Samela, Chief Financial Officer of Magellan, at (207) 619-8502

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MAGELLAN PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
	2009	2008	2009	2008
REVENUES:
Oil sales	$3,155,798	$1,832,005	$5,942,624	$7,477,592
Gas sales	5,551,734	2,999,857	10,960,680	7,308,929
Other production related revenues	1,008,737	340,422	1,691,751	824,447

Total revenues	9,716,269	5,172,284	18,595,055	15,610,968

COSTS AND EXPENSES:
Production costs	2,089,296	1,279,944	5,419,902	4,266,806
Exploration and dry hole costs	317,943	543,977	657,056	1,267,377
Salaries and employee benefits	1,006,793	347,793	2,750,301	813,985
Depletion, depreciation and amortization	1,484,130	2,060,331	2,647,136	4,561,281
Auditing, accounting and legal services	392,686	422,329	777,074	689,799
Accretion expense	209,584	119,861	384,351	278,276
Shareholder communications	223,647	122,593	302,174	213,172
(Gain) loss on sale of assets	(1,139,465)	15,367	(1,134,275)	11,861
Impairment loss	1,604,417	—	1,604,417	—
Other administrative expenses	1,660,088	524,181	4,022,397	1,293,250

Total costs and expenses	7,849,119	5,436,376	17,430,533	13,395,807

Operating income (loss)	1,867,150	(264,092)	1,164,522	2,215,161
Warrant expense	(986,248)		(2,378,719)
Investment income	1,038,394	460,375	2,534,931	1,088,544

Income before income taxes	1,919,296	196,283	1,320,734	3,303,705
Income tax provision	323,104	720,977	1,021,806	2,320,588

Net income (loss)	1,596,192	(524,694)	298,928	983,117
Net income attributable to non-controlling interest in subsidiaries	3,637	—	3,637	—

Net income (loss) attributable to Magellan Petroleum Corporation	$1,592,555	$(524,694)	$295,291	$983,117

Average number of shares outstanding
Basic	51,679,618	41,500,325	50,612,610	41,500,325

Diluted	52,345,677	41,500,325	50,899,929	41,500,325

Net Income (loss) per share (basic and diluted) attributable to Magellan Petroleum Corporation common shareholders	$0.03	$(0.01)	$0.01	$0.02